[EXHIBIT 1]



                                                           FOR IMMEDIATE RELEASE



            LESLIE FAY REPORTS FINANCIAL RESULTS FOR SECOND QUARTER;
                 SALES AND EARNINGS INCREASE ON PRO-FORMA BASIS



NEW YORK, NEW YORK, AUGUST 27, 1997 -- The Leslie Fay Company, Inc. today reported financial results for the second quarter and first six months of its current fiscal year. These unaudited results have been prepared on a pro-forma basis to reflect the disposition of the Sassco Fashions and Castleberry divisions and to include "fresh start" adjustments resulting from the company's emergence from chapter 11 bankruptcy protection on June 4, 1997.

For the 13 weeks ended July 5, 1997, Leslie Fay reported net sales of $23.2 million, compared to $20.0 million in the comparable period a year ago. The company's operating income in the second quarter was $1.9 million, compared to an operating loss of ($685,000) in the 1996 second quarter. Net income in the second quarter was $1.7 million, or $0.50 per share, compared to a net loss of ($952,000), or ($0.28) per share, in the year-ago period. The per-share data for both periods has been calculated using 3.4 million outstanding shares of Leslie Fay common stock (of which 20 percent are not currently trading due to a hold back by the bankruptcy court). On a fully diluted basis, assuming a total of 4.1 million common shares (including unexercised options granted to management), Leslie Fay's net income in the second quarter of 1997 was $0.41 per share compared to a net loss of ($0.23) per share in the 1996 second quarter.

For the 27 weeks ended July 5, 1997, Leslie Fay had net sales of $64.6 million, compared to $47.6 million in the comparable period a year ago. The company's operating income in the first half of 1997 was $7.7 million, compared to an operating loss of ($361,000) in the 1996 first half. Net income in the first six months of 1997 was $6.9 million, or $2.03 per share, compared to a net loss of ($838,000), or ($0.25) per share, in the year-ago period. On a fully diluted basis, Leslie Fay's net income in the first half of 1997 was $1.66 per share compared to a net loss of ($0.20) per share in the comparable period in 1996.

The company said the improved financial performance during the 1997 periods is the result of increased sales, higher gross margins, and reduced expenses as compared to the same periods in 1996.

"The new Leslie Fay is off to a promising start," said John J. Pomerantz, Chairman and Chief Executive Officer of The Leslie Fay Company, Inc. "We are clearly benefitting from having put our previous issues behind us and being able to focus entirely on the business. Consumers are responding warmly to our revamped product lines, and orders from our department store customers have been encouraging."

As previously reported, Leslie Fay's plan of reorganization was confirmed by the U.S. Bankruptcy Court on April 21, 1997 and became effective on June 4, 1997. In accordance with the plan of reorganization, Leslie Fay's previous equity has been extinguished and the former Sassco Fashions and Castleberry divisions have become independent companies. Stock in the new Leslie Fay trades over the counter. Leslie Fay has filed a quarterly report (form 10-Q) covering the pre- and post-chapter 11 period with the Securities and Exchange Commission.

Founded in 1947, The Leslie Fay Company, Inc. is a leading manufacturer of women's apparel, including dresses and sportswear. Its brands include Leslie Fay, Haberdashery, Outlander, and HUE.

                 THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                         Reorganized as of June 4, 1997

                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

Proforma to Exclude the Sassco Fashions and Castleberry Divisions and to Include Fresh Start Adjustments

                                      First Half Proforma         Second Quarter Proforma
                                      -------------------         -----------------------
                                  Twenty-Seven    Twenty-Six       Thirteen      Thirteen
                                   Weeks Ended    Weeks Ended    Weeks Ended   Weeks Ended
                                      July 5,       June 29,        July 5,      June 29,
                                       1997           1996           1997           1996
                                     --------       --------       --------      ---------
Net Sales                            $ 64,604       $ 47,624       $ 23,209       $ 19,989

Gross Profit                           16,785         10,563          5,555          3,897

Selling, Warehouse, General and
  Administrative Expenses
  (Net of Licensing Revenue)           11,367         13,210          4,762          5,725

Amortization of Excess Revalued
  Net Assets Over Equity               (2,286)        (2,286)        (1,143)        (1,143)
                                     --------       --------       --------      ---------

Operating Income (Loss)                 7,704           (361)         1,936           (685)

Net Interest Expense and Financing
  Costs                                   675            392            229            215

Income (Loss) before Provision
  for Income Taxes                      7,029           (753)         1,707           (900)

Provision for Income Taxes                128             85             12             52
                                     --------       --------       --------      ---------

Net Income (Loss)                    $  6,901       ($   838)      $  1,695       ($   952)

Net Income (Loss) Per Share
  of Common Stock     Basic          $   2.03       ($  0.25)      $   0.50       ($  0.28)
                      Assuming
                      Dilution       $   1.66       ($  0.20)      $   0.41       ($  0.23)

Weighted Average Common
Shares Outstanding      Basic           3,400          3,400          3,400           3,400
                        Assuming
                        Dilution        4,146          4,146          4,146           4,146

EBITDA                                  5,418         (2,647)           793         (1,828)

* Note: The Net Income (Loss) Per Share of Common Stock calculations for both the Twenty-six and Thirteen Weeks Ended June 29, 1996 use the Weighted Average Common Shares Outstanding as of July 5, 1997.

                                                                     (Unaudited)
                                                                        as of
                                                                       July 5,
                                                                         1997
Balance Sheet Data:
           Total Assets                                               $ 75,280
           Total Liabilities                                            36,879
           Excess of Revalued Assets Over Equity Under "Fresh Start"    13,327
           Stockholders' Surplus                                        25,074